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                                                             Exhibit 10.4(a)


                   EMPLOYMENT STATUS AND CONSULTING AGREEMENT

          This EMPLOYMENT STATUS AND CONSULTING AGREEMENT (the "Agreement") is entered into as of this 5th day of November, 2003 by and between Covanta Energy Corporation, a Delaware corporation (together with all its subsidiaries, the "Company"), and Scott Mackin (the "Executive").

                                   WITNESSETH:

          WHEREAS, the Company filed on September 8, 2003 a draft Plan of Reorganization and related documents, stating its intention to: (i) separate the international component of the Company's independent power production businesses into a separate business, Covanta Power International Holdings, Inc. ("CPIH") for financial purposes; (ii) sell its geothermal assets in order to provide liquidity for the Company's exit from bankruptcy; and (iii) further streamline its domestic operations, primarily to be comprised of the waste-to-energy business, thereby reducing costs wherever not directly applicable to the on-going operations of the Company following emergence from bankruptcy; and

          WHEREAS, Executive, having been employed by the Company in excess of seventeen years, has acquired an extensive background in the waste-to-energy business through, among other things, the negotiation of the numerous contracts underlying the Company's waste-to-energy business, the development of extensive relationships with the Company's client communities and in the waste-to-energy business generally and the assembly of the Company's current management team which is responsible for managing the Company's core waste-to-energy business; and

          WHEREAS, the Company has determined that the Executive's role and position should be changed such that (a) Executive will resign as President and Chief Executive Officer ("CEO") of the Company, (b) Executive will remain a member of the Board of Directors of the Company ("Board Member") until the effective date (the "Effective Date") of the Company's Plan of Reorganization (the "Plan," which term shall include any amendments and any subsequent Plan of Reorganization filed with and approved by the Bankruptcy Court in connection with the Company's ongoing bankruptcy proceedings), (c) the Executive will be retained as a consultant to the Company for a period ending on the second anniversary of his resignation so that the Company may be strengthened through continued exposure to the critical knowledge and insight of the waste-to-energy business that the Executive possesses, and (d) Executive will further agree to the extensive non-competition and non-solicitation restrictions outlined herein, and the Executive desires to serve in such capacities, and agree to such restrictions, on the terms and conditions set forth herein; and

          NOW, THEREFORE, in consideration of the premises and the mutual covenants and promises contained herein and for other good and valuable consideration, the Company and the Executive hereby agree as follows:

          1. Term, Position and Responsibilities.

          (a) Term of Services. Upon the date that each of (i) approval of this Agreement by the court of competent jurisdiction, (ii) execution hereof by both parties hereto, and (iii) payment of all amounts to Executive set forth in paragraphs 2(a) and 4(c) below (such date, the "Resignation Date"), Executive shall resign as CEO of the Company, and the Company shall thereafter immediately be deemed to have accepted such resignation and shall engage the Executive as a consultant to the Company for a term ending on the second anniversary of the Resignation Date (the "Expiration Date" such consulting service period being
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referred to herein as the "Services Period"), on the terms and subject to the conditions of this Agreement. The Executive shall remain a member of the Board of Directors of the Company until the Effective Date. In the event that the Company terminates the Executive's engagement as a Consultant prior to the Expiration Date for any reason "Without Cause" (as defined in the Covanta Energy Corporation Key Employee Severance Plan, which defined term is incorporated herein, except that a termination due to the Executive's death or disability shall be considered "Without Cause") or if the Company removes Executive as a member of the Board of Directors prior to the Effective Date for any reason Without Cause, Executive will be entitled to receive as of the date of termination all of the unpaid compensation (set forth in Section 2 below), the employee benefits and perquisites (set forth in Section 3 below) and the benefits from the other agreements (set forth in Section 4 below), in the amounts and to the same extent as if such termination had not occurred. It is hereby agreed that the Executive's resignation pursuant to this agreement shall be an "Eligible Termination of Employment" as defined in the Covanta Energy Corporation Key Employee Severance Plan and a "resignation for Mutual Benefit" within the meaning of the Covanta Energy Corporation Long-Term Incentive Plan, but that his continued service as Board Member shall continue his qualification under the Covanta Energy Corporation Key Employee Retention Bonus Plan. It is also agreed that neither Executive's role as Board Member nor the Executive's engagement as consultant, nor both taken together, constitutes a reemployment of the Executive triggering the "Clawback" Requirement contained in Section 7(b) of the Long-Term Incentive Plan. Notwithstanding anything herein to the contrary, on and after the Effective Date, Executive's sole relationship with the Company shall be as consultant, subject to the terms and conditions hereof.

          (b) Position and Responsibilities. The Executive shall continue to serve as Board Member of the Company and its affiliates (collectively, the "Company Group") until the Effective Date and as consultant to the Company with respect to the waste-to-energy business during the Services Period. During the Services Period, the Executive shall have the duties and responsibilities that are customarily assigned to individuals serving in such position or positions as he may then hold and such other duties and responsibilities directly relating to his consulting service as the Board specifies from time to time including, without limitation, prior to the Effective Date, taking all steps necessary and desirable to achieve the most expeditious and beneficial recovery for creditors, with respect to the entire Services Period, providing, as the Company may from time to time reasonably request, consulting services to the Company regarding its waste-to-energy business with respect to all relevant matters within his knowledge and interacting on behalf of the Company with client communities in order to maintain and further develop positive relations with such client communities. During the Services Period, the Executive shall comply with all policies and procedures of the Company.

          2. Compensation.

          (a) Board Member and Consulting Fee. For the services to be performed by the Executive during the Services Period and expressly in consideration of the covenants contained in Section 6, (i) Executive shall continue to qualify as a Tier I Employee under the Covanta Energy Group Key Employee Retention Bonus Plan and (ii) the Company shall pay to the Executive, in cash, a sum of $1,750,000 (the "Consulting Fee"), of which amount $1,000,000 shall be payable no later than the Resignation Date and the remaining amount of the Consulting Fee (i.e. $750,000) shall be payable pursuant to section 4(e) hereof.

          3. Benefits.

          (a) Participation in Employee Benefit Plans. During the Services Period, other than as explicitly provided in this Agreement, the Executive shall not be eligible to participate in any of the employee benefit plans and programs maintained by the Company Group.




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          (b) SERP Benefit. On the Expiration Date, the Company shall pay to the
Executive, in a lump sum, his vested benefits under the Supplementary Benefit Plan of Ogden Projects, Inc., in an amount determined as of October 31, 2003.

          (c) Medical, Dental and Life Insurance Benefits. For the period commencing on the Resignation Date and ending on the fourth anniversary thereof, the Executive (as well as his eligible dependents) shall continue to be eligible to receive family coverage pursuant to the medical, dental and life insurance benefit programs maintained by the Company Group from time to time for the Company's executives, in accordance with the terms and conditions thereof as in effect from time to time; provided that the Executive will be considered an executive of the Company for purposes of determining eligibility under such programs.

          (d) Business Expenses. During the Services Period, the Company shall reimburse the Executive for all reasonable, ordinary and necessary expenses incurred by the Executive in the performance of the Executive's duties hereunder, provided that the Executive accounts to the Company for such expenses in a manner reasonably prescribed by the Company.

          (e) Outplacement Services. At the Executive's request, the Company shall provide the Executive outplacement services selected by the Executive in an amount reasonable and customary for executives of a rank and status similar to the Executive.

          (f) Director and Officer Insurance. The Company jointly and severally agree to continue to maintain at no expense to Executive directors' and officers' liability and fiduciary insurance covering the Executive, to the extent commercially available on the same basis and terms as the Company provides for its active executives and directors (including so called "Side A:
Executive Liability Coverage"), until such time as suits against the Executive with respect to his employment with, or services as a director to, the Company are no longer permitted by law, with such period not to exceed more than six years from the Effective Date. Such policy shall provide notice from the insurer to Executive if insurer intends to cancel or not renew said policy.

          4. Other Agreements.

          (a) 2003 Annual Bonus. With respect to calendar year 2003, the Company shall pay to the Executive the incentive bonus for which Executive was entitled as if the Executive served as CEO for the full year 2003, based upon the Company's Annual Incentive Program, at a 100% target, on the date on which the Company pays annual bonuses to its other executives.

          (b) Retention Bonus. So long as Executive continues ready and willing to serve as Board Member until the Effective Date, the Company shall pay to the Executive a cash retention payment equal to $156,646, payable on the Effective Date under the terms and conditions of the Company's Key Employee Retention Bonus Plan.

          (c) Severance Payment. The Company shall pay to the Executive on the Resignation Date severance of $1,287,500.00 in full settlement and satisfaction of the Executive and the Company's rights and obligations with respect to severance under the Company's Key Employee Severance Plan.

          (d) LTIP Award. The Company shall pay to the Executive on the Effective Date the amount of $2,055,000.00, calculated as of the date hereof as an Alternative Transaction, in full settlement and satisfaction of the Executive's and the Company's rights and obligations with respect to payments under the Company's Long-Term Incentive Plan.

          (e) Remaining Consulting Fee. For the services to be performed by the Executive during the Services Period and expressly in consideration of the



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covenants contained in Section 6, the Company shall pay to the Executive on the
Effective Date the balance of the Consulting Fee (i.e. $750,000).

          (f) Corporate Indemnities. The Company jointly and severally agree to provide the Executive indemnification rights to the greatest extent permitted by applicable law and at a level at least as favorable to that which the Executive is currently entitled including, without limitation, the indemnification rights to which the Executive is currently entitled under
Section 20 of the Company's Certificate of Incorporation and the indemnification rights to which he is entitled by reason of his service as a fiduciary, at the Company's request, to or with respect to any current or contemplated employee benefit plan of the Company.

          (g) No Other Benefits. Except as specifically set forth in this
Section 4, the Executive shall not be entitled to receive any payments or benefits under any such plan, policy, program or practice providing any bonus or incentive compensation or severance compensation or benefits (and the provisions of this Section 4 shall supersede the provisions of any such plan, policy, program or practice), except that Executive shall remain fully entitled to any vested benefits under any tax-qualified plans maintained or contributed to by the Company Group or Section 4980B of the Code, the Covanta Energy Pension Plan and the Covanta Energy Savings Plan and shall receive on the Resignation Date his vested benefits under the Covanta Energy Select Plan.

          5. Confidential Information/Intellectual
             Property/Cooperation/NonDisparagement.

          (a) Confidential Information. Executive agrees that, except otherwise permitted or directed by the Company, he will not appropriate for his own use, disclose, divulge, furnish or make available to any person any confidential or proprietary information concerning the Company Group, including without limitation any confidential or proprietary information concerning the operations, plans or methods of doing business of the Company Group (the "Information"); provided, that the term "Information" shall not include such information which is or becomes generally available to the public other than as a result of unauthorized or improper disclosure by the Executive. Notwithstanding the foregoing, the Executive may disclose Information to the extent he is compelled to do so by lawful service of process, subpoena, court order, or as he is otherwise compelled to do by law or the rules or regulations of any regulatory body to which he is subject, including full and complete disclosure in response thereto, in which event he agrees to provide the Company with a copy of the documents seeking disclosure of such information promptly upon receipt of such documents and prior to their disclosure of any such information, so that the Company may, upon notice to the Executive, take such action as the Company deems appropriate in relation to such subpoena or request and the Executive may not disclose any such information until the Company has had the opportunity to take such action.

          (b) Intellectual Property. Executive agrees that all right, title and interest to all works of whatever nature generated in the course of his employment with the Company Group resides with the Company Group. The Executive agrees that he will return to the Company, not later than the Expiration Date, all property, in whatever form (including computer files and other electronic data), of the Company Group in his possession, including without limitation, all copies (in whatever form) of all files or other information pertaining to the Company Group, its officers, directors, shareholders or customers, and any business or business opportunity of the Company Group.

          (c) Cooperation. The Executive agrees to reasonably cooperate (including attending meetings) with respect to any claim, arbitral hearing, lawsuit, action or governmental or internal investigation relating to the business of the Company Group prior to the Expiration Date. The Executive agrees to provide full and complete disclosure in response to any inquiry in connection



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with any such matters. The Company agrees to reimburse the Executive for his reasonable expenses incurred in connection with such cooperation.

          (d) Non-Disparagement. The Executive shall not intentionally make any public statements, encourage others to make statements or release information intended to disparage or defame the Company Group or any of its directors or officers. The Company shall cause its senior executives not to intentionally make, or cause or encourage others to make, any public statements or release information intended to disparage or defame the Executive's reputation. Notwithstanding the foregoing, nothing in this Section 5(e) shall prohibit any person from making truthful statements when required by order of a court or other body having jurisdiction or as required by law.

          6. Covenant Not to Compete/Non-Solicitation.

          (a) So long as the Company is not in default of a material obligation hereunder, the Executive agrees not to engage in any aspect of the Company Business (as hereinafter defined) other than as a consultant to the Company prior to the third anniversary of the Resignation Date (the "Restricted Period").

          (b) The Executive shall be deemed to be engaging in Company Business if he:

          (i) directly or indirectly, whether or not for compensation, participates in the ownership, management, operation or control of any Competitor (as hereinafter defined) or is employed by or performs consulting services for any Competitor;

          (ii) directly or indirectly, whether or not for compensation, is employed by or performs consulting services for any client communities of a Company Business other than as contemplated herein;

         (iii) offers employment to any employee of the Company Group or attempts to solicit or hire or assist any other person or entity in soliciting or hiring any such employee to leave or cease their employment relationship with the Company Group for any reason whatsoever.

          (c) For purposes of this Section 6:

          (i) "Company Business" shall mean the development, design, construction, ownership and/or operation of waste-to-energy facilities and the operation of existing water facilities (including, without limitation, treatment, purification, collection, and/or distribution of water and wastewater) in the domestic United States.

          (ii) A "Competitor" is any corporation, firm, partnership, proprietorship or other entity that engages in any Company Business.

          7. Company Property.

          The Executive hereby agrees to return to the Company and to cease using any property of the Company Group, including without limitation, security key cards, corporate credit cards, telephone calling cards or home office equipment provided by the Company Group and to return such property no later than the Expiration Date.




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          8. Reasonableness.

          The Executive acknowledges that the restrictions set forth in this Agreement are necessary to prevent the use and disclosure of Information and to otherwise protect the legitimate business interests of the Company Group. The Executive further acknowledges that all of the restrictions in this Agreement are reasonable in all respects, including without limitation duration, territory and scope of activity. The Executive agrees that the existence of any claim or cause of action by him against the Company Group, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the covenants and restrictions set forth in this Agreement, except the covenants and restrictions set forth in Section 6 above, as provided in
Section 6(a). Furthermore, Executive acknowledges the significant sums to be paid hereunder for agreeing to and complying with such restrictions.

          9. Irreparable Harm; Injunctive Relief.

          The parties hereto hereby declare that it is impossible to measure in money the damages that will accrue to the Company Group in the event that the Executive breaches any of the restrictive covenants provided in Sections 5 and 6 of this Agreement. In the event that the Executive breaches any such restrictive covenant, the Company shall be entitled to an injunction, a restraining order or such other equitable relief, including, but not limited to, specific performance (without the requirement to post bond) restraining such Executive from violating such restrictive covenant. If the Company shall institute any action or proceeding to enforce the restrictive covenant, such Executive hereby waives the claim or defense that the Company has an adequate remedy at law and agrees not to assert in any such action or proceeding the claim or defense that the Company has an adequate remedy at law. The foregoing shall not prejudice the Company's right to require such Executive to account for and pay over to the Company, and such Executive hereby agrees to account for and pay over, the compensation, earnings, profits, monies, accruals or other benefits derived or received by such Executive as a result of any transaction constituting a breach of any of the restrictive covenants provided in Sections 5 and 6 of this Agreement, and the parties hereby agree that the Company shall be entitled to an equitable accounting of all such compensation, earnings, profits, monies, accruals and other benefits. The parties hereby agree that the Restricted Period shall be extended by any period during which the Employee is found to be in violation of, or to have violated, Section 6 of this Agreement.

          10. Court's Right to Modify Restrictions.

          The parties acknowledge and agree that (i) each of the restrictive covenants contained in Sections 5 and 6 of this Agreement shall be construed as a separate covenant with respect to each geographic area and each activity to which it applies, (ii) if, in any judicial proceeding, a court shall deem any of the restrictive covenants invalid, illegal or unenforceable because its scope is considered excessive, such restrictive covenant shall be modified so that the scope of the restrictive covenant is reduced only to the minimum extent necessary to render the modified covenant valid, legal and enforceable, and
(iii) if any restrictive covenant (or portion thereof) is deemed invalid, illegal or unenforceable in any jurisdiction, as to that jurisdiction such restrictive covenant (or portion thereof) shall be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining restrictive covenants (or portion thereof) in such jurisdiction or rendering that or any other restrictive covenant (or portion thereof) invalid, illegal, or unenforceable in any other jurisdiction.

          11. Mutual Release of Claims.

          Notwithstanding anything in this Agreement to the contrary, upon the Effective Date, as a condition to the receipt of the payments and benefits described herein and the provision of consulting services pursuant hereto, the parties shall each be required to execute a Mutual Release of Claims Agreement in the form attached hereto as Exhibit A and such Mutual Release of Claims



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Agreement shall have become effective and irrevocable in accordance with its terms.

          12. Miscellaneous.

          (a) Integration. This Agreement constitutes the entire understanding of the Company and the Executive with respect to the subject matter hereof and supersedes all prior understandings, written or oral, including without limitation the Employment Agreement between the Executive and the Company dated as of October 1, 1998 and as amended November 26, 2001 (these were employment, not consulting agreements). A failure of the Company or the Executive to insist on strict compliance with any provision of this Agreement shall not be deemed a waiver of such provision or any other provision hereof. In the event that any provision of this Agreement is determined to be so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

          (b) Binding Effect; Assignment, This Agreement shall be binding on and inure to the benefit of the Company and its successors and permitted assigns. This Agreement shall also be binding on and inure to the benefit of Executive and his heirs, executors, administrators and legal representatives. This Agreement shall not be assignable by any party hereto without the prior written consent of the other parties hereto, except as provided pursuant to this Section 12(b). The Company may effect such an assignment without prior written approval of the Executive upon the transfer of all or substantially all of its business and/or assets (by whatever means).

          (c) Choice of Law. This Agreement shall be construed, enforced and interpreted in accordance with and governed by the laws of the State of New Jersey, without regard to its choice of law provisions.

          (d) Successor. The rights and obligations of the Company under this Agreement shall be binding on and inure to the benefit of the Company, its successors and assigns.

          (e) Taxes. The Company may withhold from any payments made under this Agreement all applicable taxes, including but not limited to income, employment and social insurance taxes, as shall be required by law.

          (f) Modification. This Agreement may only be modified, amended or revised by a writing signed by both parties and approved by the bankruptcy court so long as such court has jurisdiction over this Agreement and the matters herein.

          (g) Severability. It is the intent of the parties that the provisions of this Agreement be enforced to the fullest extent permissible under applicable law. If any provision of this Agreement shall be adjudged by any court of competent jurisdiction to be invalid or unenforceable, such judgment shall not invalidate any other provision of this Agreement. The parties agree that if a court of competent jurisdiction adjudges any provision of this Agreement to be invalid or unenforceable, such court shall modify such provision so that it is enforceable to the extent permitted by applicable law and consistent with the parties' intent.

          (h) Notices. Any notice or other communication required or permitted to be delivered under this Agreement shall be (i) in writing, (ii) delivered personally, by courier service or by certified or registered mail, first-class postage prepaid and return receipt requested, (iii) deemed to have been received on the date of delivery or, if so mailed, on the third business day after the mailing thereof, and (iv) addressed as follows (or to such other address as the party entitled to notice shall hereafter designate in accordance with the terms hereof):



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          (i) If to the Company, to it at:

              General Counsel
              Covanta Energy Corporation
              40 Lane Road
              Fairfield, NJ 07007

         (ii) if to Executive, to him at his residential address as currently on file with the Company.

          Copies of any notices or other communications given under this Agreement shall also be given to:

              Cleary, Gottlieb, Steen & Hamilton
              One Liberty Plaza
              New York, New York 10006
              Attention:   A. Richard Susko, Esq.

          (i) Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which counterpart, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same Agreement.

          (j) Headings. The headings in this Agreement are included for convenience only and shall not constitute a part of this Agreement nor shall they affect its meaning, construction or effect.

          (k) Opportunity for Review. The Executive agrees and acknowledges that his execution of this Agreement is completely voluntary and that he has been advised to consult with an attorney prior to executing this Agreement to ensure that he fully and thoroughly understands its legal significance.

          IN WITNESS WHEREOF, the Company has duly executed this Agreement by its authorized representatives and Executive has hereunto set his hand, in each case effective as of the date first above written.

                                       COVANTA ENERGY CORPORATION


                                       By: /s/ Jeff Horowitz
                                           -------------------------------------
                                           Name: Scott Mackin



                                       EXECUTIVE:

                                           /s/ Scott Mackin
                                           -------------------------------------
                                           Name:  Scott Mackin




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